T. ROWE PRICE NEW HORIZONS FUND, INC.

ARTICLES SUPPLEMENTARY
INCREASING AND CLASSIFYING AUTHORIZED STOCK
AS AUTHORIZED BY SECTION 2-105(c) OF
THE MARYLAND GENERAL CORPORATION LAW

 T. ROWE PRICE NEW HORIZONS FUND, INC., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

SECOND: The Board of Directors has increased the authorized capital stock of the Corporation to 800,000,000 shares of Common Stock (par value $1.00 per share).

THIRD:  As of immediately before the increase and reclassification, the total number of shares of capital stock which the Corporation has authority to issue is 400,000,000 shares of Common Stock, par value $1.00 per share, having an aggregate par value of $400,000,000.

FOURTH: As increased and reclassified, the total number of shares of capital stock which the Corporation has authority to issue is 800,000,000 shares of Common Stock, par value of $1.00 per share, having an aggregate par value of $800,000,000.

FIFTH:  Each newly authorized share of the Common Stock, par value $1.00 per share, shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption applicable generally to shares of the Common Stock, par value $1.00 per share, as set forth in the Charter, as amended and supplemented to date.

SIXTH:  The total number of shares of capital stock that the Corporation has authority to issue has been increased pursuant to authority expressly vested in the Board of Directors by Section 2-105(c) of the Maryland General Corporation Law and in accordance with Article Fifth of the Charter of the Corporation.

SEVENTH: These Articles Supplementary shall become effective upon filing with the State Department of Assessments and Taxation of Maryland.

 IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on this 29th day of August, 2013.

WITNESS:	T. ROWE PRICE NEW HORIZONS FUND, INC.
/s/Patricia B. Lippert ________________________________ Patricia B. Lippert, Secretary	/s/David Oestreicher By:_________________________________ David Oestreicher, Vice President

 THE UNDERSIGNED, Vice President of T. Rowe Price New Horizons Fund, Inc., who executed on behalf of the Corporation the foregoing Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his or her knowledge, information and belief the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/David Oestreicher

______________________________

David Oestreicher, Vice President

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